Exhibit 5.1

South State Corporation

1101 First Street South

Winter Haven, Florida 33880

June 8, 2020

Re:	Registration Statement on Form S-3

Ladies and Gentlemen:

I am the Senior Vice President, Deputy General Counsel of South State Corporation, a South Carolina corporation (the “Corporation”). A Registration Statement on Form S-3 (the “Registration Statement”) is being filed on or about the date of this letter with the Securities and Exchange Commission (the “Commission”) by the Corporation related to the registration under the Securities Act of 1933, as amended (the “Securities Act”) of up to 5,175 shares of common stock, par value $2.50 per share (the “Common Stock”), of the Corporation (the “Shares”) issuable upon the exercise of outstanding warrants (collectively, the “CSFL Rollover Warrants”) to purchase shares of common stock, par value $0.01 per share, of CenterState Bank Corporation, a Florida corporation (“CenterState”), which CSFL Rollover Warrants were converted into warrants to purchase shares of Common Stock (the “SSB Warrants”) in connection with the merger between South State and CenterState, which was completed on June 7, 2020. This opinion is delivered in accordance with the requirements of Item 16 of Form S-3 and Item 60l(b)(5) of Regulation S-K under the Securities Act.

In rendering this opinion, I have examined such records, documents and proceedings as I have deemed relevant as a basis for the opinion expressed herein. In rendering this opinion, I have assumed, without independent verification, that: (i) all signatures are genuine; (ii) all documents submitted to me as originals are authentic; and (iii) all documents submitted to me as copies conform to the originals of such documents. Based on and subject to the foregoing, and the qualifications and limitations set forth herein, and having regard for such legal considerations as I have deemed relevant, it is my opinion that the Shares have been duly authorized and, when the Registration Statement has been declared effective by order of the Commission and the Shares have been issued in accordance with the terms of the SSB Warrants and the Registration Statement, the Shares will be validly issued, fully paid and nonassessable.

The foregoing opinion is based on and limited to the laws of the State of South Carolina and the federal laws of the United States of America, and I express no opinion as to the laws of any other jurisdiction.

This opinion is delivered as of the date hereof, and I undertake no obligation to advise you of any changes in applicable law or any other matters that may come to my attention after the date hereof.

I hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, I do not admit that I am within the category of persons whose consent is required under Section 7 of the Securities Act and the rules and regulations thereunder.

Sincerely,

/s/ V. Nicole Comer
Name:	V. Nicole Comer
Title:	Senior Vice President, Deputy General Counsel